EXHIBIT 21.01

SUBSIDIARIES OF REIGISTRANT

AT&S HOLDINGS, INC.

3505 Manchester Trwy.

Kansas City, Missouri 64129

Registrant owns common stock representing 100% ownership of the following companies:

•

American Trailer & Storage, Inc., a Missouri corporation